UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2013

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 California Street, Suite 324
San Francisco, CA  94105
(Address of principal executive offices, with zip code)

(415) 348-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Further to its disclosures in the Schedule 14D-9/A (Amendment No. 9) filed with the Securities and Exchange Commission (the “SEC”) December 20, 2012, LookSmart, Ltd. (the “Company”) is submitting the information in this Item 2.02 to disclose certain financial information with respect to the Company’s current daily revenue and daily gross margin, as well as December 2012 revenue and cash position at December 31, 2012:

1)
The Company’s daily revenue has decreased from $36,000 as of June 2012 to $32,000 as of January 2013. Daily gross margin has decreased from $14,000 as of June 2012 to $9,000 as of January 2013. Daily revenue and margin unrelated to the intermediary business is $6,000 and $3,000 respectively. The Company’s intermediary business is comprised of traffic sold to intermediaries who arbitrage the Yahoo! Partner Network. LookSmart directly manages several arbitrager accounts. Managing those accounts requires real-time management of more than 100 campaigns. Due to recent key departures, the Company expects that it will be unable to continue to provide services to its intermediary customers, and expects that its intermediary business customers may terminate their business relationship with the Company. Departures of personnel from the Company’s distribution network business may render the Company unable to respond in a timely fashion to requests of traffic suppliers, which may adversely impact the Company's traffic supplier relationships.

2)
As of December 31, 2012, the Company had approximately $15.85 million in cash, cash equivalents and investments or approximately $0.92 per share, or $14.8 million net of working capital, assuming that $2.2 million in accounts receivable has been fully collected.  The Company’s monthly revenue increased from $1.23 million in June 2012 to approximately $1.36 million, or $44,000 per day, in December 2012. Monthly run rate of operating expenses is currently about $550,000, which amount does not include the cost of operating the Company’s data center, but takes into effect the terminations discussed in paragraph (1) of Item 7.01 hereto. Revenue for the fourth quarter of 2012 was approximately $4.1 million, compared to $3.9 million in the third quarter of 2012. Past revenue is not an indication of future performance.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Due to his deteriorating health condition, on January 7, 2013 Dr. Jean-Yves Dexmier informed the Company’s Board of Directors (the “Board”) of his desire to step down from his position of Chief Executive Officer as soon as practically possible. No timing has been determined for such transition.

In connection with the recent announcement of the close of the tender offer by PEEK Investments LLC (“PEEK”), and as the Company previously indicated it would, the Company is working with PEEK with respect to providing PEEK certain board representations rights and expects to be announcing changes in its Board of Directors in the near future based on the results of these discussions.

Item 7.01.	Regulation FD Disclosure.

Further to its disclosures in the Schedule 14D-9/A (Amendment No. 9) filed with the SEC December 20, 2012, the Company is submitting the information in this Item 7.01 to disclose additional developments with respect to the Company’s business and operations since December 20, 2012, and the Board’s current plans with respect to the Company’s business:

1)
The Company has continued to suffer significant employee departures.  In particular, in the last week, the Company’s Vice President, Distribution Network and Vice President, Software Development & Information Technology have both resigned.  The Company’s headcount has gone from 52 employees as of June 30, 2012 to 22 employees (giving effect to known currently pending resignations) as of January 7, 2012. About 45% of such employees are primarily performing administrative functions.

2)
Daily revenue has decreased from $36,000 as of June 2012 to $32,000 as of January 2013. Daily gross margin has decreased from $14,000 as of June 2012 to $9,000 as of January 2013. Daily revenue and margin unrelated to the intermediary business is $6,000 and $3,000 respectively. The Company’s  intermediary business is comprised of traffic sold to intermediaries who arbitrage the Yahoo! Partner Network. LookSmart directly manages several arbitrager accounts. Managing those accounts requires real-time management of more than 100 campaigns. Due to recent key departures, the Company expects that it will be unable to continue to provide services to its intermediary customers, and expects that its intermediary business customers may terminate their business relationship with the Company. Departures of personnel from the Company’s distribution network business may also render the Company unable to respond in a timely fashion to requests of traffic suppliers, which may adversity impact the Company’s traffic supplier relationships.

3)
Due to recent employee departures, the Company has stopped making any upgrades to the ad server and to the corresponding database and data warehouse several weeks ago. The Company has experienced outages from time to time but has been able to respond to each situation in a timely fashion so that there has not been any significant impact on the Company's revenue stream. However, due to the resignation of all system administrators on staff, the Company will need to hire personnel on a contract basis to handle any technical situation that may arise. Such personnel may not have the necessary experience of the existing LookSmart systems and may be unable to respond in a timely fashion. The current code base is insufficiently documented and the Company may be unable to maintain it due to the departure and resignation of a significant number of key engineers and software developers. The contract for the current data center in Sacramento expires on January 31, 2013. The service provider is requiring a minimum extension of 3 months to continue providing the services beyond January 31, 2013. The monthly cost for the data center and its on-site support services is estimated at $120,000 to $150,000. Also due to the key personnel losses, the Company is currently unable to start new development projects, and the current architecture documentation may not be in a sufficient condition to start any of the projects originally contemplated.

Information contained in this Item 7.01 shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

By:	/s/ William O’Kelly
William O’Kelly
Senior Vice President Operations and Chief Financial Officer

Date: January 7, 2013